 Letter of Intent - Assignment of Interest in North Fork 14 Mining Joint Venture

                              Platinum Works, Inc.
                               6600 Ambrosia Lane
                                    Suite 229
                         Carlsbad, California, 92009 USA

August 20, 2002

Americana Gold and Diamond Holdings, Inc.
4790 Caughlin Parkway,
Suite 171
Reno, Nevada  89509-0907
Attention: Mr. David A. Bending

Re: Letter of Intent - Assignment of Interest in North Fork 14 Mining Joint Venture

Dear David;

         This letter of intent ("Letter") confirms our understanding and sets forth an outline of certain preliminary terms of a proposed transaction
("Transaction") between Platinum Works, Inc., a Florida corporation ("PWI") and
Americana Gold and Diamond Holdings, Inc., a Delaware corporation ("AGD"). In this Letter, PWI and AGD are sometimes collectively called the "Parties,"

         Upon execution of this Letter by the Parties, it is intended that this
Letter will provide a framework for a Definitive Agreement (as defined below).
Any obligation to proceed with the Transaction as outlined herein is expressly subject, among other things, to the execution and delivery of a written
Definitive Agreement by the Parties. It is expressly understood and agreed by the Parties that the provisions contained in paragraph 1 and its subparagraphs of this Letter are an expression of interest only and are not binding; provided, however, that the provisions contained in Sections 5, 6, 7, 8, 10, 11, 12, 13,
14 and 15 hereof shall be binding on the Parties notwithstanding the termination of this Letter for any reason ("Binding Provisions").

1.  TRANSACTION

         The Parties will promptly, subject to the terms and conditions of this
Letter, pursue negotiations of the specific terms of the Definitive Agreement.
To facilitate the negotiation and finalization of a Definitive Agreement, the
Parties request that PWI's counsel prepare an initial draft. The execution of any such Definitive Agreement would be subject to the satisfactory completion of the Parties' ongoing investigation of the other Party's business, and would also be subject to approval by the respective Parties' boards of directors within five (5) business days of the execution of this Letter. Based on the information currently known to PWI, it is proposed that the Definitive Agreement include the following terms:

a.  Basic Transaction

         PWI would sell and/or  assign 49% of its interest in the North Fork 14
         Joint Venture ("Joint Venture") to AGD ("PWI's Interests") at the price
         (the "Purchase Price") set forth in Paragraph 1b below. The closing of this Transaction (the "Closing") would occur as soon as possible after the satisfaction or waiver of all other closing conditions; but in no event later than September 30, 2002. The Parties shall endeavor to structure the Transaction so that it will minimize the Parties' tax liability under the Internal Revenue Code.

b.  Purchase Price

         AGD agrees to issue 20,000,000 units ("AGD Units") with each unit consisting of one (1) restricted share of its common stock ("AGD
         Shares") and one (1) warrant ("AGD Warrants") to PWI for PWI's
         Interests (subject to adjustment as described below) ("Purchase
         Price"). The Parties agree that the value of the AGD Units will be
         $0.10 per AGD Unit. AGD Warrants shall entitle PWI or their assigns the right to acquire one (1) AGD Share at the following exercise prices based on the following time periods after AGD resumes trading on the
         OTC Bulletin Board:

                o   Exercise price of $0.50 per share prior to 120 days after
                    resumption of listing on the OTCBB;
                o   Exercise Price of $1.00 per share between 121 and 270 days after resumption of listing; and an
                o   Exercise Price of $2.00 per share between 271 days and 730 days after resumption of listing.

c.  Registration Rights

         PWI shall be entitled to unlimited piggyback registration rights, provided that any request for piggyback registration must be made in writing by PWI or its assigns. Registration rights are transferable with a transfer of the AGD Shares and/or the AGD Warrants.

d.  Other Terms

         The Parties would make comprehensive representations and warranties to each other and would provide comprehensive covenants, indemnities and other protections for the benefit of each other. The consummation of the Transaction by the Parties would be subject to the satisfaction of various conditions, including the condition that PWI shall be authorized by the Joint Venture to assign PWI's Interest to AGD and that all appropriate federal and state securities laws and regulations shall be complied with by the Parties.

e.  Put Right.

         Beginning on the one year anniversary of the Closing, PWI will be have the option to: (i) sell the AGD Shares issued to them in the
         Transaction to AGD at the original valuation, as determined at Closing
         ("PWI's Put Right") or (ii) transfer the AGD Shares to AGD and in return AGD shall promptly transfer all of PWI's Interest, subject to prorating, in the Joint Venture back to PWI. PWI shall simultaneously transfer the AGD Shares to AGD and PWI shall retain the AGD Warrants.
         The AGD interest in the Joint Venture transferred to PWI will be prorated if PWI transfers less than 20,000,000 shares to AGD. PWI's
         Put Right shall expire on the three-year anniversary of the Closing.

f.  Unwinding of Transaction.

         In the event that AGD is not trading on the OTC Bulletin Board within twelve (12) months from the Closing, PWI may, at any time after twelve
         (12) months from the Closing and prior to twenty-four (24) months after the Closing, terminate and unwind the Transaction upon written notice to AGD. Upon receipt of such written notice of termination and unwind,
         AGD shall promptly transfer all of PWI's Interest, subject to prorating, in the Joint Venture back to PWI. PWI shall simultaneously transfer the AGD Shares to AGD and PWI shall retain the AGD Warrants.
         The AGD interest in the Joint Venture transferred to PWI will be prorated if PWI transfers less than 20,000,000 shares to AGD. Following such termination, unwinding and transfers, the Parties shall have no further obligations under the Letter or the Definitive Agreement, except for the Binding Provision.

g.  Prohibition of Transfer of PWI's Interest

         During the twenty-four (24) months after the Closing, AGD shall not transfer, sell or otherwise encumber PWI's Interest, without PWI's written approval, PWI's. The Parties agree that this condition shall be nullified as and when AGD is fully trading on the OTC:BB and maintained as current in SEC required filings and reporting.

h.  Definitive Agreements

         The Parties will consult with their respective attorneys, accountants, investment bankers and other professional advisors, as they deem necessary and appropriate, for the purpose of negotiating and entering into a definitive agreement setting forth the rights and obligations of the Parties with respect to the Transaction (the "Definitive
         Agreement"), together with any other necessary or appropriate agreements or instruments.

2.  ACCESS

         During the period from the date this Letter is signed by the Parties
(the "Signing Date") until the date on which either Party provides the other
Party with written notice that negotiations toward a Definitive Agreement are terminated (the "Termination Date"), the Parties will afford each other full and free access to their respective personnel, properties, contracts, books and records, and all other documents and data during business hours and upon reasonable notice.

3.  EXCLUSIVE DEALINGS

         Until the later of (i) 30 days after the Signing Date or (ii) the
Termination Date:

         a. The Parties will not directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the
            Transaction, whether directly or indirectly, through purchase, merger, consolidation, or otherwise; and

         b. The Parties will immediately notify the other regarding any contact between either Party or their respective representatives and any other person regarding any such offer or proposal or any related inquiry.

4.  CONDUCT OF BUSINESS

         During the period from the Signing Date until the earlier of the
Termination Date or the execution of a Definitive Agreement, the Parties will operate their respective business in the ordinary course and agree to refrain from entering into any extraordinary transactions, unless otherwise approved by the other party, in writing, such approval shall not unreasonably withheld.

5.  CONDITIONS TO CONSUMMATION

         The consummation of the Transaction shall be subject, among other things, to:

         a.  Completion of the due diligence satisfactory to each Party in its sole discretion;

         b.  Receipt of all necessary consents and approvals of governmental entities and any other third parties;

         c.  Execution and delivery of the Definitive Agreement approved by the
             Board of Directors of each Party;

         d.  Clearance by the Securities and Exchange Commission of the
             Company's  proxy statement for use in connection with a special meeting of stockholders relating to the Transaction, if applicable;

         e.  Approval of the principal terms of the Transaction by the affirmative vote of holders of the necessary outstanding shares of
             AGD Common Stock (pursuant to the Company's articles of
             incorporation, bylaws or state statute) at a duly held special meeting of stockholders, if applicable;

         f.  Approval of the principal terms of the Transaction by the affirmative vote of holders of the necessary outstanding shares of the capital stock of PWI (pursuant to the Company's articles of incorporation, bylaws or state statute) at a duly held special meeting of stockholders, if applicable;

         g.  Declaration by the Securities and Exchange Commission of the
             effectiveness of the Company's registration statement registering the AGD Stock under the Securities Act of 1933, as amended, if applicable;

         h.  Compliance with all other applicable laws and regulations, including blue sky laws, and the absence of a "stop order" or an injunction seeking to prevent the Transaction;

         i.  Absence of any material adverse change in the business, financial condition, assets, prospects or operations of either Party since the effective date of the Definitive Agreement (or other such date(s) as the Parties may agree).

6.  CONFIDENTIALITY

         Except as and to the extent required by law, the Parties will not disclose or use, and will direct its representatives not to disclose or use to the detriment of the other Party, any Confidential Information (as defined below) furnished, or to be furnished, by either Party or their respective representatives at any time or in any manner other than in connection with its evaluation of the Transaction proposed in this Letter. For purposes of this
Paragraph, "Confidential Information" means any information about the Parties stamped "confidential" or identified in writing as such to the other Party promptly following its disclosure, unless (i) such information is already known to the Party or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of the Party or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transaction, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of the Party, the other Party will promptly return to the Party or destroy any Confidential
Information in its possession and certify in writing to the Party that it has done so.

7.  DISCLOSURE

         Except as and to the extent required by law, without the prior written consent of the other Party, neither Party will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties or any of the terms, conditions, or other aspects of the transaction proposed in this Letter. If a Party is required by law to make any such disclosure, it must first provide to the other Party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

8.  COSTS

         The Parties will be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Transaction.

9.  CONSENTS

         During the period from the Signing Date until the earlier of the
Termination Date or the execution of a Definitive Agreement, the Parties will cooperate with each other and proceed, as promptly as is reasonably practical, to obtain all consents of third parties necessary in order to consummate the
Transaction.

10.  ENTIRE AGREEMENT

         The Binding Provisions constitute the entire agreement between the parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof including the June 18, 2002 letter of intent agreement. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by all of the parties.

11.  GOVERNING LAW

         The Binding Provisions will be governed by and construed under the laws of the State of Florida without regard to conflicts of laws principles.

12.  JURISDICTION: SERVICE OF PROCESS

         Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Letter may be brought against any of the parties in the courts of the State of Florida, County of Broward, or, if it has
or can acquire jurisdiction, in the United States District Court for the
Southern District of Florida, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.
Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

13.  TERMINATION

         The Binding Provisions will automatically terminate on September 30,
2002 and may be terminated earlier upon written notice by either party to the other party unilaterally, for any reason or no reason, with or without cause, at any time; provided, however, that the termination of the Binding Provisions will not affect the liability of a party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the parties will have no further obligations hereunder, except as stated in
Paragraphs 5, 6, 7, 8, 10, 11, 12, 13, 14 and 15 of this Letter, which will survive any such termination.

14. COUNTERPARTS

         This Letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Letter and all of which, when taken together, will be deemed to constitute one and the same agreement.

15.  NO LIABILITY

         Paragraph 1 and its subparagraphs of this Letter do not constitute and will not give rise to any legally binding obligation on the part of either
Party. Moreover, except as expressly provided in the Binding Provisions (or as expressly provided in any binding written agreement that the Parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the Transaction, or relating to the negotiation of the terms of the Transaction or any Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the Parties.
Notwithstanding the foregoing, the Sellers and the Company agree to enter into a
Definitive Agreement embodying the terms set forth in this letter if so requested by the Buyer within six months after the date hereof.

         If you are in agreement with the foregoing, please sign and return one copy of this Letter, which thereupon will constitute our agreement with respect to its subject matte

                                      Very truly yours,

                                      Platinum Works, Inc.

                                      By:  /s/ Jerry G. Mikolajczyk
                                               Jerry G. Mikolajczyk
                                      Its:

Duly executed and agreed as to the Binding Provisions on August 20, 2002.

Americana Gold and Diamond Holdings, Inc.

/s/ David A. Bending
Mr. David A. Bending,
Its: